As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-116803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 2)

     EDGETECH SERVICES INC.
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(Name of small business issuer in its charter)

NEVADA
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(State or other jurisdiction of incorporation or organization)

7373	98-0204280
(Primary standard industrial classification code number)	(I.R.S Employer Identification No.)

18 Wynford Drive, Suite 615
Toronto, Ontario
416-441-4046
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(Address and telephone number of principal executive offices)

EDGETECH SERVICES INC.
18 Wynford Drive, Suite 615
Toronto, Ontario
416-441-4046
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(Name address and telephone number of agent for service)

With Copies to:
MARC J. ROSS, ESQ.
SICHENZIA ROSS FRIEDMAN FERENCE LLP
1065 AVENUE OF THE AMERICAS
NEW YORK, NY 10018
(212) 930-9700
(212)-930-9725 - FACSIMILE
Approximate date of proposed sale to the public:

    As soon as practicable after the effective date of this registration statement.
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If delivery of the prospectus is expected to be made pursuant to rule 415, check this box [ x ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE

SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus, subject to Completion, Dated February 11, 2005

EDGETECH SERVICES INC.

3,704,000 shares of Common Stock

The registration statement of which this prospectus is a part relates to the offer and sale of 3,704,000 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document.

We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the selling stockholders if they exercise their warrants. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "EDGH.” On February 10, 2005, the closing sales price of our common stock was $0.045 per share. We are registering approximately 8.82% of our common stock for resale as determined on a fully diluted basis.

The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders and any broker-dealer who may participate in the sale of the shares may use this Prospectus. See "Plan of Distribution."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS ________  __, 2005

Disclosure of Commission Position On Indemnification for Securities Act

INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including "RISK FACTORS" beginning on page 7 and other factors. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should read carefully all information in the prospectus including its detailed information and the financial statements and the explanatory notes before making an investment decision.

EDGETECH SERVICES INC.

We were incorporated in the State of Nevada on May 16, 1997. Our principal executive offices are located at 18 Wynford Drive, Suite 704, Toronto, Ontario, M3C 3S2. Our telephone number is 416-441-4046. We are authorized to issue common stock and preferred stock. Our total authorized stock consists of 50,000,000 common shares and 25,000,000 preferred shares. Our fiscal year end date is April 30.

OUR BUSINESS

Edgetech provides enterprise security products and security consulting services. The security consulting services accounted for approximately 70% and security products accounted for 30% of our revenues for year ending April 30, 2004. The detailed information on our products and services is presented in the following table:

Technology	Description	Providers
Security Products
Intrusion Detection	Monitors the network for attacks by hackers	Symantec, Cisco
Network Intrusion Prevention	Similar to intrusion detection but has the ability to block off attacks as well	Top Layer, Cisco, McAfee
Host Base Intrusion Detection	Protects servers, desktops and laptops from unknown and known attacks, worms, and/or malicious insiders by wrapping each operating system function and application in a protective layer	Platform Logic, McAfee
Firewalls	Implement security policies designed to keep a network secure from hackers.	Symantec, McAfee, Trend Micro, Cyberguard, Cisco, Watch guard

Network Taps	Taps a point in the network for monitoring	Top Layer , McAfee, Net Optics
Network Behavioral analysis System	Monitors network and has intelligence to find trends that may be attacks	Q1Labs, System Detection, eEye, Network General (Sniffer),
Patch Management Tools	Tools that can update the latest patches that will protect systems against the latest attacks.	Microsoft, eEye, Patchlink
Encryption Software	Software to encrypt information to protect its viewing by unauthorized people	Cypherus
Forensics tools	Tool that contain information about an attack and evidence that may be able to trace it.	eEye
Application Layer Security tools	Monitors and protects applications from attacks.	Covelight
Security Consulting Services
Control Assurance	A set of management and Internet standard technologies developed to unify the management of enterprise computing environments.	Consulting
Risk Consulting	Risk Consulting includes services that operate and restructure businesses; and enhance security systems and procedures.	Consulting
Regulatory Services	Compliance with the applicable legislation or best practice.	Consulting
Security Assessment and Management	Collects, analyzes, and correlates security event data from across the enterprise.	Symantec, Open
Vulnerability Assessment	Testing of a network to see if there are any holes or vulnerabilities where an attack can be done.	Symantec, eEye, McAfee (Foundstone)
Network Penetration And Intrusion Testing	Testing through the eyes of a hacker to see what they may be able to do.	eEye
ERP controls	Managing and controlling business systems of organizations	Consulting

We have a history of significant losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,865,341 for the year ended April 30, 2004 and have incurred a net loss for fiscal 2004 of $1,187,944 and $556,094 for fiscal 2003. We expect to have net operating losses and negative cash flows for the foreseeable future.

We do not currently have sufficient funds to fully develop our business plans. Our financial statements have been prepared using accounting principles generally accepted in the United States applicable to a going concern. It is uncertain whether we will continue as a going concern without additional capital. This accounting treatment contemplates the realization of assets and liquidation of liabilities in the normal course of our business. We have increased our revenue but without additional capital or profitable operations our ability to operate as a going concern is uncertain. We require additional capital or profitable operations in order to continue operating over the next twelve months. The business plan for the next 12 months requires: 1) Hiring and retaining 8 sales staff for [outbound] sales; 2) Obtaining additional new and upgrading old technical certifications to support new and existing product lines; 3) Marketing efforts: attending additional key conferences; sales-led generation through mailers and external calling companies; and the development of a hard copy product catalog for distribution to our clients; 4) Adding facilities and allocating resources to bid on additional government proposals in the US; 5) Searching for suitable merger/acquisition targets and funding efforts to complete such merger and acquisition efforts; 6) Improving our Consulting/Professional Services Division through improved marketing and the addition of a technical/business development resource; 7) Implementing web ordering systems, online web inquiries and follow up systems; 8) Hiring and retaining a finance manager to reduce the current costs of finance consultants. To implement this business plan, we will require an additional funding of $1,000,000 for the current year to cover the costs of the additional staff and working capital requirements.

We have reseller marketing agreements with Microsoft, Top Layer, Symantec, Counterpane and a number of other top providers of security products pursuant to which we are authorized to resell their products and services. Edgetech supports the enterprise security needs of government and private sector clients mainly in Canada and to a lesser extent in the US. Our top five clients in fiscal years 2004 and 2003 in order of revenue size were LGS Group, IBM, Comtec Information Systems, Public Works and Government Services Canada and Communications Security Establishment. For fiscal years 2004 and 2003, we were dependent on two major clients, both of whom accounted for more than 10% of our revenues, for the majority of our revenues. For the fiscal years ended April 30, 2004 and 2003, we had sales to (i) IBM of $580,341 representing 27% of our total sales and $697,084 representing 49% of our total sales, respectively, and (ii) LGS of $610,274 representing 28% of our total sales and $319,329 representing 22% of total sales, respectively. For the six months ended October 31, 2004, the two major clients who accounted for more than 10% of our revenues were MGA Computer Consulting Ltd. with sales of $170,102, representing 42% of our total sales, and LGS with sales of $95,970, representing 24% of our total sales.

THE OFFERING

Common Stock offered by the Selling Stockholders	3,704,000
Common Stock Outstanding Prior to the Offering(1)	41,993,450
Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders.

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(1) Based on the number of shares actually outstanding as of January 31, 2005. Does not include (a) options to purchase 3,173,500 shares of our common stock.

RISK FACTORS

You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our common stock.

OUR SUCCESS IS HEAVILY DEPENDENT UPON THE CONTINUED PARTICIPATION OF KEY DIRECTORS TAE-HO KIM , OUR CEO AND DIRECTOR AND SANG-HO KIM, OUR PRESIDENT AND DIRECTOR. IF WE LOSE THEM, OUR BUSINESS MAY FAIL.

Our success is heavily dependent upon the continued active participation of two of our officers and directors, Tae-Ho Kim and Sang-Ho Kim for the key decision-making of our strategy and operations. If we lose them, our business may fail. Tae Ho Kim has a strong background in financial analysis through his experience in the financial industry. Sang-Ho Kim has managed engineering and programming staff, coordinated the IT needs of varying departments, implemented electronic data interfaces and more. Tae-Ho Kim and Sang-Ho Kim have no IT security experience. Unless we have the financial resources to hire and retain qualified security technical staff, the presentation and technical aspects of our products and services may not be able to attract or retain customers. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

WE HAVE BEEN DEPENDENT ON TWO MAJOR CLIENTS THROUGHOUT OUR OPERATING HISTORY. IF WE LOSE THESE CLIENTS OUR BUSINESS MAY FAIL.

We are dependent on two major clients for a majority of our revenue. For the years ended April 30, 2004, and 2003, we had sales to IBM of $580,341, representing 27% of total sales and $697,084, representing 49% of our total sales, respectively, and to LGS of $610,274, representing 28% of our total sales and $319,329, representing 22% of total sales, respectively. If we lose these clients, our sales revenue will drop significantly. In addition, for the six months ended October 31, 2004, the two major clients who accounted for more than 10% of our revenues were MGA Computer Consulting Ltd with sales of $510,765, representing 46% of total sales, and LGS with sales of $265,868, representing 24% of total sales. If we are unable to expand our client base, we may have no prospects for new business and our business may fail.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE

There are no restrictions that limit our ability to pay dividends on our common stock. We have not declared any dividends since incorporation and we do not anticipate doing so in the foreseeable future. Our present policy is to retain future earnings for use in our operations and expansion of our business.

WE HAVE A LIMITED OPERATING HISTORY AND MAY NOT GENERATE ENOUGH REVENUE TO STAY IN BUSINESS

Edgetech began the current operation of IT security products and services in January 2002. We have a limited operating history since our inception on which you can evaluate us and our potential. Our revenue and income potential are unproven. An investor must consider that an investment in Edgetech may not generate the requisite returns because of the high uncertainties of future revenue generation by companies in their early stages of development, particularly companies with limited capital in new and rapidly evolving markets. There can be no assurance that our proposed operations will be implemented successfully or that we will ever have profits. Our limited financial resources are significantly less than those of other companies in our industry, which can develop alternatives to our product and service lines. If we are unable to sustain our operations, you may lose your entire investment.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS SINCE OUR INCEPTION WHICH MAY CONTINUE, REQUIRING US TO SEEK ADDITIONAL SOURCES OF CAPITAL WHICH MAY NOT BE AVAILABLE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS

We have incurred losses and negative cash flows since our inception. We had an accumulated deficit of approximately $1,865,341 at April 30, 2004, and have incurred net losses of approximately $1,187,944 and $556,094 for the year ended April 30, 2004, and 2003. We expect to have net operating losses and negative cash flows for the foreseeable future, and therefore cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. We will continue to incur losses until we are able to successfully improve our marketing efforts and increase our client base. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING

In their report dated June 11,2004, our Independent Registered Public Accounting Firm stated that our financial statements for the year ended April 30, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring operating losses, and an accumulated deficit of $1,865,341 as of April 30, 2004. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net losses and stockholders’ deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL FINANCING TO IMPLEMENT OUR BUSINESS PLAN IN WHICH CASE OUR BUSINESS OPERATIONS WILL BE HARMED

We require additional financing in order to carry out our business plan. We require an additional $1,000,000 in funds in order to cover the costs of additional staff and working capital to implement this year’s business plan. Such financing may take the form of the issuance of common or preferred stock or debt securities, or may involve bank financing. There can be no assurance that we will be able to obtain such additional capital on a timely basis, on favorable terms, or at all. If we are unable to generate a sufficient amount of additional capital, we will not have the financial resources to implement our business plan which includes obtaining and servicing new clients; implementing and streamlining our systems to make them more efficient; completing new product and service offerings; implementing marketing projects such as product catalogues and web online ordering systems; and attending marketing conferences and implementing a successful branding strategy. We may also have to reduce costs by cutting our staff. Any combination of the above could result in a substantial loss of sales and an inability to grow and effectively compete. There is a risk of bankruptcy if we cannot compete effectively with the limited resources that we have.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO ENTER INTO AN ACQUISITION STRATEGY THOUGH THE RISKS ASSOCIATED WITH ENTERING INTO ANY ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS

Our future results may depend in part on our success in implementing our acquisition strategy. This strategy is limited to effecting acquisitions of companies with complementary technologies to that of Edgetech, such as internetworking, networking, and IT Security firms; and companies with supplier relationships in these technical areas, including our current suppliers in the areas related to IT security products and services. Our ability to implement this strategy will be dependent on our ability to identify, consummate and successfully assimilate acquisitions on economically favorable terms. In addition, acquisitions involve a number of special risks that could adversely effect our operating results, including the diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, legal, accounting and other expenses associated with any acquisition, some or all of which could increase our operating costs, reduce our revenues and cause a material adverse effect on our business, financial condition and results of operations.

Acquisitions that we may potentially make in the future entail a number of risks that could materially and adversely affect our business, operating and financial results, including:

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problems integrating the acquired operations, technologies or products with our existing business and products;

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diversion of management's time and attention from our core business;

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need for financial resources above our planned investment levels;

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difficulties in retaining business relationships with suppliers and customers of the acquired company;

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risks associated with entering markets in which we lack prior experience;

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potential loss of key employees of the acquired company; and

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potential requirement to amortize intangible assets.

Future acquisitions also could cause us to incur debt or contingent liabilities or cause us to issue equity securities that would reduce the ownership percentages of existing stockholders.

WE ARE SUBJECT TO EXTENSIVE COMPETITION AND WE MAY BE UNABLE TO EFFECTIVELY COMPETE

We are subject to extensive competition from numerous competitors. We cannot assure you that we will be able to compete successfully. Many of our competitors are larger and have substantially greater financial, distribution and marketing resources than we do. If we cannot compete successfully against such competitors, it will impair our ability to maintain our market position. Some of our competitors in similar markets and territories are Nexinnovations, Allstream Inc., Cinnabar Networks Inc., Whitehat Inc., and Cygnos IT Security. The products and services in which the listed competitors compete with Edgetech are summarized in the following table:

Name of Competitors	Products and Services
Nexinnovations	Intrusion Detection; Network Intrusion Prevention; Host Base Intrusion Detection; Firewalls; Network Behavioral analysis System; Application Layer Security tools; Control Assurance; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing;
Allstream Inc.	Intrusion Detection; Network Intrusion Prevention; Network Behavioral analysis System; Patch Management Tools; Encryption Software; Application Layer Security tools; Control Assurance; Risk Consulting; Regulatory Services; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing; ERP controls

Cinnabar Networks Inc.	Intrusion Detection; Network Intrusion Prevention; Network Behavioral analysis System; Encryption Software; Forensics tools; Application Layer Security tools; Control Assurance; Risk Consulting; Regulatory Services; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing;
Whitehat Inc.	Intrusion Detection; Network Intrusion Prevention; Host Base Intrusion Detection; Firewalls; Network Behavioral analysis System; Patch Management Tools; Encryption Software; Forensics tools; Application Layer Security tools; Control Assurance; Risk Consulting; Regulatory Services; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing; ERP controls
Cygnos IT Security	Intrusion Detection; Network Intrusion Prevention; Network Behavioral analysis System; Forensics tools; Control Assurance; Risk Consulting; Security Assessment and Management; Vulnerability Assessment; Network Penetration And Intrusion Testing;

If we lose market share to our major competitors because of the intense competition within the industry, our business may fail. The entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment and reduced margins caused by competitive pressures may have a materially adverse effect on us or may force us to reduce or curtail operations.

POTENTIAL SALES OF A LARGE NUMBER OF FREELY TRADABLE STOCKS AVAILABLE FOR SALE IN THE MARKET COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK

As of February 10, 2005, there were 41,993,450 shares of our common stock outstanding. Of these shares, approximately 27,145,450 shares are eligible for sale under Rule 144. A registration statement on From SB-2, of which this Prospectus is a part, was filed in June 2004, registering an aggregate of 3,704,000 shares of our common stock. The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.

THE ISSUANCE OF STOCK FOR ADDITIONAL FUNDING AND THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS MAY CAUSE SUBSTANITIAL DILUTION TO OUR EXISTING STOCKHOLDERS

There is a risk of dilution of ownership as a result of stock issuances for additional funding and exercising of outstanding options or warrants. In order to provide capital for the operation of the business, we may enter into additional financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common stockholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

We issued options, warrants or similar rights to purchase up to 3,173,500 shares of our common stock. If all the foregoing warrants and options were exercised as of February 10, 2005, our issued and outstanding shares of common stock would have increased from 41,993,450 to 45,166,950 an increase of approximately 8%. In addition, the value of our common stock as traded on the OTC Bulletin Board may experience a significant drop as a result of the exercise of all or a portion of the outstanding options and warrants.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

  that a broker or dealer approve a person's account for transactions in penny stocks; and
  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

  obtain financial information and investment experience objectives of the person; and
  suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

  sets forth the basis on which the broker or dealer made the suitability determination; and
  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

WE HAVE A LIMITED TRADING HISTORY WHICH MAY RESULT IN EXTREME PRICE VOLATILITY

Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or be sustained. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of technology companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

USE OF PROCEEDS

This prospectus is part of a registration statement that permits selling shareholders to sell their shares. Because this prospectus is solely for the purpose of selling shareholders, we will not receive any proceeds from the sale of stock being offered.

SELLING SECURITYHOLDERS

This prospectus covers the offering of shares of common stock by certain Selling Shareholders. The selling shareholders do not and have not held any position, office or other material relationship with us in the past three years. This prospectus is part of a registration statement filed in order to register, on behalf of the Selling Shareholders, a total of 3,704,000 shares of common stock issued to investors on February 05, 2004, in a private placement of shares of common stock.

Name of Selling Shareholder	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned After the Offering	Percent Owned After the Offering
Sutharsan Kunaratnam	2,593,000	2,593,000	0	0%
Losana Yogarajah	1,111,000	1,111,000	0	0%
Total	3,704,000	3,704,000	0	0%

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against some liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

LEGAL PROCEEDINGS

We are not a party to any current or pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers as of the date of this Report are as follows:

Name	Age	Position
Tae Ho Kim	42	Chief Executive Officer and a Director
Sang Ho Kim	40	President, Chief Financial Officer and Chairman of our Board of Directors.
Donald R. George	48	Director
Frederick Fulcher	72	Director

Mr. Tae Ho Kim was appointed as Chief Executive Officer and a Director in December 2002, and does not serve as director to any other company. Mr. Kim is the CEO of Edgetech Services Inc (formerly Secure Enterprise Solutions Inc.) Since 1998 he has been a partner and co-founder of Edgetech Services Inc. From 1994-1998 Mr. Kim was a financial consultant and senior consultant at CIBC Wood Gundy Securities Inc, a full service brokerage house; and from 1993-1994 a financial advisor at Midland Walwyn Capital Inc, a full service brokerage house; and from 1990-1993 Mr. Kim was an account officer at CIBC, one of the largest banks in Canada – Winnipeg Corporate

 Banking Centre. Tae Ho Kim offers a strong background in financial analysis through his experience in the financial industry.

Mr. Sang Ho Kim, B.SC, P.Eng, was appointed as Chief Financial Officer and a director in December 2002, and also serves as CEO and director of Modena I Inc. Mr. Kim is the President of Edgetech Services Inc. (formerly Secure Enterprise Solutions Inc.) and co-founder of Edgetech Services Inc.

From 1993 through 1998, Mr. Kim was Electronic Commerce Manager and Project Manager for Groupe Schneider Canada and Schneider Electric Canada. As such he supervised engineering and programming staff, coordinated the IT needs of varying departments, implemented Electronic Data Interfaces and more.

Frederick Fulcher, CA, CPA, was appointed as a director in December 2002, and does not serve as a director of any other company. Mr. Fulcher has over 35 years experience with large diversified corporations in senior management positions. Since 1993 he has been a business consultant under contract to the Winnipeg Airport Authority. His diversified business background has involved extensive corporate budgeting, profit planning, financial modeling, organization planning, communications and manpower planning responsibilities. This has included a strong mix of business studies, problem-solving assignments and board-level presentations.

Donald R. George was appointed as a director on the board as of July 21, 2004. Mr. George holds a Bachelor of Arts degree from the University of Winnipeg and a Bachelor of Laws degree from the University Manitoba. Mr. George has practiced law in Manitoba since 1985 and concentrates his practice in real estate, civil litigation, estates and commercial transactions. Mr. George currently is a lawyer and an investment advisor with the Blackstone Investment Group where he has practiced since 2003.

COMPOSITION OF OUR BOARD OF DIRECTORS

We currently have four directors. All directors currently hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our officers are appointed annually by the Board of Directors and hold office until their successors are appointed and qualified. Pursuant to the Company’s by-laws, the number of directors shall be increased or decreased from time to time by resolution of the Board of Directors or the shareholders. No director or executive officer of ours has been a director or executive director of any business, which has filed a bankruptcy petition, or had a bankruptcy petition filed against it. No director or executive officer of ours has been convicted or a criminal offence or is the subject of a pending criminal proceeding. No director or executive officer of ours has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer of ours has been found by a court to have violated a federal or state securities of commodities law.

COMMITTEES OF OUR BOARD OF DIRECTORS

We currently do not have any committees of our Board of Directors. The full Board of Directors fulfills the role of the Audit Committee.

DIRECTOR COMPENSATION

Directors currently do not receive cash compensation for their services as members of the Board of Directors, although members are reimbursed for expenses in connection with attendance at Board of Directors meetings and specific Company business meetings. Directors are eligible to participate in our stock option plans. Option grants to directors are at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Edgetech’s directors and executive officers, and persons who own more than ten percent of a registered class of Edgetech's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Edgetech. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Edgetech with copies of all Section 16(a) forms they file.

Edgetech's officers, directors and greater than ten percent beneficial owners filed in a timely manner in accordance with Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of February 10, 2005 by:

each person known by us to beneficially owns 5% or more of our outstanding common stock;

each of our directors;

each of the Named Executive Officers; and

all of our directors and Named Executive Officers as a group.

In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or debentures held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of February 10, 2005, are deemed outstanding.

Percentage of beneficial ownership is based upon 41,993,450 shares of common stock outstanding at February 10, 2005. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Edgetech Services Inc, 18 Wynford Drive, Suite 615, Toronto, Ontario, Canada M3C 3S2.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class
Tae Ho Kim – CEO	4,875,769 $0.001 Par Value, Common Stock	(2)	11.6%
Sang Ho Kim – President, CFO	5,408,231 $0.001 Par Value, Common Stock	(3)	12.9%

Frederick M. Fulcher - Director	438,692 $0.001 Par Value, Common Stock	(4)	1.0%
Sutharsan Kunaratnam Private Investor	2,593,000$0.001 Par Value, Common Stock		6.2%
Donald R. George – Director	246,231- $0.001 Par Value, Common Stock	(4)	0.1%
All directors and Named Executive Officers as a group (4 persons)	14,361,923 $0.001 Par Value, Common Stock		31.8%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 10, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)Includes 150,000 stock options at $0.30 per common share that vested on November 1, 2003; and 150,000 stock options at $0.35 per common share that vested on November 1, 2004. Tae Ho Kim also holds 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days of December 23, 2004. Tae Ho Kim does not hold any warrants.

(3) Includes 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vested on November 1, 2004. Sang Ho Kim also holds 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. These options are not included in the number of shares beneficially owned, as they cannot be acquired within 60 days December 23, 2004. Sang Ho Kim does not hold any warrants.

(4) These individuals do not have any stock options or warrants.

We are not aware of any arrangements, which may result in “changes in control” as that term is defined by the provisions of Item 403 (C) of Regulation S-B.

DESCRIPTION OF SECURITIES

As of February 10, 2005, we had 41,993,450 shares of our common stock outstanding.

The following is a summary of provisions of the common stock:

As of February 10, 2005, we were authorized to issue 50,000,000 shares of common stock, of which 41,993,450 shares were issued and outstanding held by approximately 1800 shareholders of record. This public offering consists solely of shares of common stock being resold by selling shareholders. Therefore, this offering will not affect the total number of shares of common stock issued and outstanding.

A quorum for a general meeting of shareholders is one shareholder entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a majority of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Action by the shareholders requires a vote by holders of a majority of the shareholders present, in person or by proxy, at a meeting of the shareholders. The holders of shares of common stock are entitled to receive any dividends the board of directors declares out of funds legally available for the payment of dividends. There are no limitations on the payment of dividends.

In addition, there are no pre-emptive rights, no subscription rights, no sinking fund provisions, no conversion rights, no redemption provisions, no voting as a class, and no restrictions on alienability relating to the shares of common stock and none of the shares of common stock carry any liability for further calls. There are no provisions discriminating against any existing or prospective holder of common stock as a result of such shareholder owning a substantial amount of securities.

Upon any liquidation, dissolution, or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations, or liabilities, the proceeds will be distributed to the holders of shares of common stock.

Edgetech’s transfer agent of Edgetech is The Nevada Agency and Trust Company located at 50 West Liberty Street, Suite 880 Reno, Nevada 89501.

Interest of Named Experts and Counsel.

None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Edgetech Services Inc.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, NY.

EXPERTS

The Board of Directors has selected Dohan and Company, P.A., CPA’s, as the independent auditors for Edgetech. Dohan and Company, P.A., CPA’s, is an independent Registered Public Accounting Firm and experts in accounting and auditing.

Dohan and Company, P.A.
Certified Public Accountants
7700 North Kendall Drive

Suite 200 Miami, Florida
33156-7578

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DESCRIPTION OF BUSINESS

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated under the provisions of the General Corporation Act of the State of Nevada, USA on May 16, 1997 as Annex Business Resources Inc. We became a reporting company under the US Securities and Exchange Act of 1934 on November 20, 1999. We have not undergone any bankruptcy, receivership or similar proceedings. We changed our name to NewsGurus.com, Inc, which later changed to SETP or Secure Enterprise Solutions Inc. On December 2, 2002 we changed our name to Edgetech Services Inc. following our acquisition of Edgetech Services Inc. (“Edgetech Services”) on May 22, 2002. As part of the acquisition, we acquired all of the issued and outstanding capital stock of EdgeTech Services, a private company incorporated under the laws of Ontario, Canada. We issued 16,005,000 common shares to the former shareholders of EdgeTech Services, and payments of $66,000. EdgeTech Services was founded on July 11th, 1995, to provide innovative and effective services to help our clients achieve their business goals. Edgetech Services provides IT products and services specializing in Information Technology (IT) Security, Enterprise Resource Planning (ERP) which manages business systems of organizations and Business Intelligence which is a business decision-making system.

BUSINESS DEVELOPMENT

We began the current operation of IT security products and services in January 2002. From 2002 through the present, we have been successful in entering into a number of reseller marketing agreements with companies such as Counterpane, Symantec and Top Layer to resell their products and services. These companies will help us to produce security compliance packages which represent the combination of products and services that will provide our customers with a level of technical security compliance that will best suit their business environments.

Edgetech has participated in and made presentations at a number of successful conferences in the past few years. Through these conferences, Edgetech has been able to obtain leads for prospective and new clients, and gain market presence among governmental decision-makers and executives from  large corporations.

Edgetech spoke at the annual New York Metro Information Systems Security Association (ISSA) on May 19, 2004, together with its enterprise security provider, Top Layer Networks, which exhibited its Attack Mitigation IPS 5500 intrusion prevention system product. ISSA brought together implementers, developers and educators of the most advanced security technologies. The ISSA conference will become increasingly more important as we expand our focus on New York and our team to support the needs of clients and prospective clients in this market. Edgetech was a gold member sponsor of the annual Mid-Canada Information Security Conference (MCISC) on April 15, 2004, in Winnipeg, Manitoba. It participated together with Top Layer Networks to showcase the latest information security technology. MCISC attracted over 300 people and received a lot of attention from industry professionals and decision-makers from government agencies, telecommunications and energy companies and financial institutions in need of top-notch [dependent] security solutions. The conference provided us with an opportunity to introduce ourselves to new companies; we also strengthened our relationship with our clients who attended the conference.

On March 4 and 5, 2004, Edgetech participated in the Strategy Institute's Canadian Forum on IT Security and Governance. The conference, which took place at Sunnybrook Estates in Toronto, showcased the technologies and strategies required to protect businesses from security breaches. It provided a forum for Edgetech to network among key government decision-makers and industry leaders.

On November 19, 2003, Edgetech, together with our provider Symantec Corporation, made a presentation about the implications and concerns associated with compliance with Bill C-6 at the Toronto Stock Exchange Auditorium in. This was a key event surrounding one of the most important new Bills to effect business and government throughout Canada.

On April 28, 2003, Edgetech Services Inc., was a Gold Sponsor of the MCISC 2003 IT Security Conference. This conference brought together top industry professionals to present and discuss information security challenges and solutions. The conference served as an opportunity to develop relationships with other individuals, organizations and suppliers within the industry.

On September 5, 2002, Edgetech Services Inc. hosted Security Seminars with Bruce Schneier, CTO and Co-Founder of Counterpane.

BUSINESS OF ISSUER

PRODUCTS AND SERVICES

Edgetech is providing enterprise security products and services. The services account for approximately 70% and security products account for 30% of our revenues for year ending April 30, 2004. The detailed information on our products and services is presented in the following table:

Technology	Description	Providers	Competitors
Security Products
Intrusion Detection	Monitors the network for attacks from hackers	Symantec, Cisco	Above Security; Allstream; Cinnabar; Cygnos; Nexinnovations; WhiteHat
Network Intrusion Prevention	Similar to intrusion detection but has the ability to block off attacks as well	Top Layer, Cisco, McAfee	Above Security; Allstream; Cinnabar; Cygnos; Nexinnovations; WhiteHat
Host Base Intrusion Detection	Protects servers, desktops and laptops from unknown and known attacks, worms, and/or malicious insiders by wrapping each operating system function and application in a protective layer	Platform Logic, McAfee	Nexinnovations; WhiteHat

Firewalls	Implement security policies designed to keep a network secure from hackers.	Symantec, McAfee, Trend Micro, Cyberguard, Cisco, Watch guard	Above Security; Nexinnovations; WhiteHat
Network Taps	Taps a point in the network for monitoring	Top Layer, McAfee, Net Optics
Network Behavioral analysis System	Monitors network and has intelligence to find trends that may be attacks	Q1Labs, System Detection, eEye, Network General (Sniffer),	Above Security; Allstream; Cinnabar; Cygnos; Nexinnovations; WhiteHat
Patch Management Tools	Tools that can update the latest patches that will protect systems against the latest attacks.	Microsoft, eEye, Patchlink	Above Security; Allstream; WhiteHat;
Encryption Software	Software to encrypt information to protect its viewing by unauthorized people	Cypherus	Above Security; Cinnabar; Allstream; WhiteHat
Forensics tools	Tool that contain information about an attack and evidence that may be able to trace it.	eEye	Above Security; Cinnabar; Cygnos; WhiteHat
Application Layer Security tools	Monitors and protects applications from attacks.	Covelight	Allstream; Cinnabar; Nexinnovations; WhiteHat
Security Consulting Services
Control Assurance	A set of management and Internet standard technologies developed to unify the management of enterprise computing environments.	Consulting	Above Security; Allstream; Cinnabar; Cygnos; Nexinnovations; WhiteHat
Risk Consulting	Risk Consulting includes services that operate and restructure businesses; and enhance security systems and procedures.	Consulting	Above Security; Allstream; Cinnabar; Cygnos; WhiteHat
Regulatory Services	Compliance with the applicable legislation or best practice.	Consulting	Above Security; Allstream; Cinnabar; WhiteHat
Security Assessment and Management	Collects, analyzes, and correlates security event data from across the enterprise.	Symantec, Open	Above Security; Allstream; CinabarCinnabar; Cygnos; Nexinnovations; WhiteHat
Vulnerability Assessment	Testing of a network to see if there are any holes or vulnerabilities where an attack can be done.	Symantec, eEye, McAfee (Foundstone)	Above Security; Allstream; Cinnabar; Cygnos; Nexinnovations; WhiteHat
Network Penetration And Intrusion Testing	Testing through the eyes of a hacker to see what they may be able to do.	eEye	Above Security; Allstream; Cinnabar; Cygnos; Nexinnovations; WhiteHat

ERP controls	Managing and controlling business systems of organizations	Consulting	Allstream; WhiteHat

These products and services are independent of one another to fit a client’s specific security needs.

MARKET

Edgetech is growing within this rapidly expanding $37 billion (2005) (Information Security May 2003, 2003 product survey) security products and services sector. Edgetech has a customized marketing approach that helps companies achieve their business goals by providing tailored solutions to fit each client’s unique security needs. Edgetech educates our clients on industry trends and innovative solutions. We position ourselves as the go-to partner for all Security Solutions needs with our Clients. We are service-oriented to respond quickly to security vulnerabilities with proven solutions. We endorse and present recommended Security Products & Solutions for our clients through research.

PARTNERS AND CLIENTS

We had added a number of providers’ products and services to add to our offering. We have reseller marketing agreements with Top Layer, Symantec, Counterpane, and a number of other top providers of security products and services, including Cisco Systems, McAfee and eEye Digital Security. (Please refer to the table of products and services listed above). Edgetech supports the enterprise security needs of major government and private sector clients mainly in Canada and some in U.S. We market our products and services through direct client relationships by our account representatives. Our products are distributed from our head office in Toronto or directly from our vendors. Our top five clients in order of revenue size are LGS Group, IBM, Comtec Information Systems, Public Works and Government Services Canada and Communications Security Establishment. We are dependent on two major clients each accounting for more than 10% of our revenue for a majority of our revenue. For the years ended April 30, 2004 and 2003, we had sales to IBM of $580,341 representing 27% of our total sales and $697,084 representing 49% of our total sales, respectively, and to LGS of $610,274 representing 28% of our total sales and $319,329 representing 22% of our total sales, respectively. For the six months ended October 31, 2004, the two major clients who accounted for more than 10% of our revenues were MGA Computer Consulting Ltd with sales of $510,765, representing 46% of total sales, and LGS with sales of $265,868, representing 24% of total sales. If we lose these clients and are unable to expand our client and sales base, our revenue will drop significantly and our business may fail.

COMPETITION

The competitive environment includes other companies with similar businesses. The IT services are highly competitive and fragmented, and have low barriers to entry. We compete with other providers of IT outsourcing. We believe that our principal competitive factors are the accurate assessment of our client’s requirements, the timely assignment of technical consultants with appropriate skills, and the price of our services.

Excluding some of the large system integrators such as IBM and Computer Associates which provide  IT Security as part of their practice, there are a limited number of companies focused on this area. The demand for integrated security solutions is forecasted to grow rapidly, which may attract new entrants into this market. Thus, competition is expected to increase.

Current Competitors to Edgetech in similar markets and territories (Integrated IT Security Solutions with majority of sales in Canada):

Company	Revenue in millions $US
Nexinnovations	$700.0
Allstream Inc	$22.5
Above Security	$2.0
Cinnabar Networks Inc.	$8.5
Whitehat Inc.	$10.0 (est.)
Cygnos IT Security	$8.0
Edgetech	$2.2

The products and services in which these competitors compete with us are listed in the table under the products and services we offer.

SEASONALITY

Our business is not subject to seasonality, as companies require ongoing services throughout the year.

RESEARCH AND DEVELOPMENT

We spent approximately $40,000 and $95,000 in consulting fees to further develop our products and services during fiscal years 2004 and 2003. These costs have been expensed during the current year as part of consulting expense.

EMPLOYEES

We currently employ approximately thirteen (13) full time employees at the Toronto office, Winnipeg Office, Ottawa Office, Calgary Office and New York Office. In addition to the full time employees, we have approximately fifteen subcontractors.

REPORTS TO SECURITY HOLDERS

Our common stock is quoted for trading on the OTCBB under the symbol EDGH. Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day. Our new CUSIP No. 28027N 10 9.

We are required to deliver an annual report on Form 10-KSB to security holders voluntarily with audited financial statements. We file the Form 10-KSB and Form 10-QSB with SEC. All reports and other information filed with the SEC can be read and copied at the SEC’s public reference facilities in Washington, D.C. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

PLAN OF OPERATION

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements." Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report. Although our management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this Annual Report. The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Financial Statements.

BUSINESS COMBINATION WITH EDGETECH SERVICES INC.

On May 22, 2002, we completed the acquisition of Edgetech Services Inc., and subsequently changed our name to Edgetech Services Inc. from Secure Enterprise Solutions Inc.

As consideration for all of the common shares of Edgetech Services Inc., we paid $66,000 and issued 16,005,000 common shares to the former stockholders of Edgetech. Legally, the former Secure Enterprise Solutions Inc. is the parent of Edgetech Services. However, control of the combined companies passed to the former stockholders of Edgetech Services. This share exchange has been accounted for as a recapitalization of Edgetech. The value of the shares issued on the acquisition was based on the fair market value of the net assets acquired, which as of the date of acquisition was $96,648.

The Edgetech subsidiary was paying five of its previous shareholders a total of US$68,580 paid in 24 equal monthly installments of $US 2,857.50 per month from December 2001 to November, 2003 in return for the cancellation of their shares of the subsidiary. These payments have since been completed and the agreements fulfilled. The details of shares are listed in the following table.

Name of Shareholders	Number of Shares Cancelled	Share Value	Monthly Payment
Kumar Ratnam	25	$38,100.00	$1,587.50
Kamlesh Patel	5	$7,620.00	$317.50
Sri Thuraisamy	5	$7,620.00	$317.50
Dasan Thambyraja	5	$7,620.00	$317.50
Daya Rajaratnam	5	$7,620.00	$317.50
Total	45	$68,580.00	$2,857.50

A finder’s fee of $41,250 (825,000 restricted Rule 144 shares valued at $0.05 per share) was paid to a third party, Mr. Richard Biscan for brokering the merger between the Edgetech Services subsidiary and Edgetech.

We have no further obligations related to the Edgetech acquisition.

For the purposes of this Form SB-2, the continuing operations are those of the newly acquired Edgetech as presented for the years ending April 30, 2004 and 2003. Previous financial results were recorded in Canadian dollars and were converted into US dollars using the current rate method. Table No.2 shows the exchange rates used when converting Edgetech’s financial statements from Canadian to US dollars.

Table No.2
Year	Average	April 30
2004	1.3498	1.3721
2003	1.5673	1.5665

RESULTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 2004 AND 2003

Revenues increased 53% to $2,171,297 during Fiscal 2004 as compared to Fiscal 2003 when revenues were $1,420,006. The increase in growth is attributable to the growing users of the internet in the business community. Increased internet use in the current market brought forward the threat to and vulnerability of companies’ valuable, confidential information that could be accessed, manipulated and/or distributed if proper security measures are not taken. Therefore there has been an increasing need for the development of security software and on-going support services. As a result, we obtained new customers for whom we provide up-to-date security products and solutions. This increase in the number of customers has led to the increase in our sales revenue. We believe that the on-going and increased business we receive from our clients stems from our credibility as a quality service provider, as well as the relationships we maintain with our clients. We are benefiting from strong demand for outsourced IT and security services. Per 2003 IDC (“International Data Corporation”) projections( Information Security, May 2003) about IT security products and services, we further believe that current trends related to security infrastructure development are expected to continue to drive growth given the increase demand for companies to conduct their business on the internet.

Also included in the total revenues for Fiscal 2004 is $625,656 in hardware sales, which we began selling during the latter part of fiscal 2004, and expect to continue into 2005. Bundled with the hardware sales as a package is some software sales which is $150,294 (24% of $625,656), the remaining $475,362 is hardware sales (76% of $625,656). There were no hardware sales during fiscal 2003. The hardware sales began as a result of our customers wanting us to not only provide them with security service, but also to recommend and sell the hardware required to implement their plans.

Consulting and subcontractors expenses increased 31% to $1,772,865 during fiscal 2004 as compared to fiscal 2003 when consulting and subcontractors expenses were $1,351,905. The increase is due primarily to the relative increase in sales, because we pay consultants for the services they provide for our clients. Consulting expenses are directly attributable to the amount of oursales. We also incurred added consulting expenses related to our expansion going forward mainly in the areas of: funding and investment; business planning; marketing and media; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. Most of these consulting expenses were a one-time expense related to merger and acquisition planning, advisory, sales strategy and structuring, and managerial and accounting costs, while some of these consulting expenses are expected to recur in the future, including merger and acquisition consulting costs, and to a lesser degree managerial and accounting and technical advisory costs.

Selling, general and administration expenses increased 85% to $551,798 during fiscal 2004 as compared to fiscal 2003 when selling, general, and administration expenses was $298,352. This increase was partly due to increased expenditures incurred from our reorganization which accounts for about 44% of the increase in these expenses. Due to our Merger & Acquisition strategy, the reorganization expense is expected to continue in the future. We are planning to expand our customer base, with a focus on telecommunication companies and the education sector. The increase in selling, general and administration expense was also caused by increased expenditures in such areas as travel and advertising, which we incurred in connection with our increased marketing efforts, and which accounted for approximately 41% of the total increase in these expenses.

During fiscal 2003, we wrote-off the balance of a note receivable in the amount of $11,750. The note receivable relates to the sale of media assets to former shareholders of Edgetech, which were sold during the period ended March 31, 2002, for $48,000. The media assets included the domain name for “Newsgurus,” the previous name of Edgetech. The note was non-interest bearing and unsecured. The note holders had the legal option to offset any amounts owed to them by the note. During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders. We have attempted to collect the note on numerous occasions, but believe that the cost of taking legal action outweighs the benefit of collecting the amount. Accordingly, we have determined that it is unlikely that the balance will be collected, and accordingly we have written off the balance.

Net loss for fiscal 2004 was $1,187,944 and $556,094 for fiscal 2003. The increase in loss for the year is due to increased costs associated with our expansion, and while we expected these costs to be less than the previous year, they have continued to be high. However, we now believe that we have a good business plan pursuant to which we will take the followings steps to reduce these costs in the coming year: reducing staff, cutting non- recurring expenses, implementing tighter expense controls and maintaining a more focused Mergers and Acquisition strategy.

No income taxes were payable in 2004 or in 2003, as a result of the operating losses recorded during those years. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, has not booked an income tax benefit as of April 30, 2004 and 2003. All losses incurred can be carried forward for seven years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $0.03 for fiscal 2004 and a loss of $0.02 per share for fiscal 2003.

SEASONALITY

Our business is not subject to seasonality, as companies require ongoing services throughout the year.

RESULTS OF OPERATIONS FOR THE SIX MONTHS PERIODS ENDED OCTOBER 31, 2004 AND 2003

Total revenues decreased to $844,455 for the period ending October 31, 2004, as compared to the same period last year when total revenues were $974,350. Of the $844,455 in total revenues, $147,396 is from hardware sales, which we began selling during the latter part of Fiscal 2004. There was no hardware sales during the six month period ended October 31, 2003. Cost for the hardware sales for the six month period ended October 31, 0204 was $107,204. The decrease in IT revenues for the six months period ended October 31, 2004 versus 2003 was for the same reasons as for the three months period ended October 31, 2004 as several contracts with some of our major customers (notable IBM and LGS) were completed, and several of our principal consultants have taken time off during the period. We hope that by the next quarter, revenues will return to growth levels.

Consulting and subcontractors’ expenses decreased 47% to $606,116 for the six month period ended October 31, 2004, as compared to the same period last year when consulting and subcontractors were $1,141,153. The decrease is attributed to the decrease in IT revenues which decreased by this quarter in comparison to the same period last year, as well as measures we took to cut costs in comparison to last year. Many of our consultants were being paid through shares for their services, which increased our consulting and subcontractors’ expenses significantly as our stock experienced a significant amount of volatility. We measure the expense for shares issued for services at the time we commit to issue the shares for the services. For the current six month period, we issued fewer shares for services, and were therefore able to cut on our expenses. We continue to work on trying to reduce the ratio of consulting expenses in relation to revenues.

Selling, general and administration expenses increased 137% to $719,024 for the six month period ending October 31, 2004, as compared to the same six month period last year when selling, general, and administration was $303,257. During the first quarter of fiscal 2005 we spent a significant amount of money on advertising and marketing to try and increase our customer base and promote our Company and our products. We also spent money in training programs for our consultants, and travel expenditures increased as well. The spending has slowed down in the second quarter of this year, as our cash resources have decreased. Unless we raise further money, we will have to further slow down our spending.

Net loss for the six month period ending October 31, 2004, was ($596,803) and ($480,647) for the same six month period last year. The increase in loss is primarily due to the increase in selling, general and administration expenses.

No income taxes were payable in the six month period ended October 31, 2004, or for the six month period ended October 31, 2003, as a result of the operating losses recorded during those periods. Based on a number of factors, including the lack of a history of profits, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets, and, accordingly, any income tax benefit recorded has been offset by a full valuation allowance. All losses incurred can now be carried forward for ten years for Canadian income tax purposes and twenty years for United States income tax purposes.

Loss per share was $(0.01) for the six month period ended October 31, 2004, and a loss of $(0.01) per share for the same period last year.

CRITICAL ACCOUNTING POLICIES

Management's discussion and analysis of Edgetech's financial condition and results of operations is based upon Edgetech's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from these estimates under different assumptions or conditions. Management frequently reevaluates its judgments and estimates which are based on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances.

Edgetech's significant accounting policies are discussed in Note 1 to Edgetech's financial statements. Management believes that the following accounting policies include a higher degree of judgment and/or complexity and, thus, are considered to be critical accounting policies. Management has discussed the development and selection of Edgetech's critical accounting policies with the Board of Directors and they have reviewed Edgetech's disclosures relating to them.

The following discussion of critical accounting estimates is intended to supplement the accounting estimates presented as Note 2 to our consolidated financial statements. Note 2 summarize the estimates used in the preparation of our consolidated financial statements. The estimates discussed below were selected because they require the more significant estimates in the preparation and presentation of our financial statements. Edgetech bases its estimates on historical experience, as well as other events and assumptions that are believed to be reasonable at the time. Actual results could differ from these estimates under different conditions.

Allowance for uncollectible accounts receivable

An estimate on the allowance for uncollectible accounts receivable is done based on historical collections and aged receivables. No allowance was required in the consolidated financial statements as there have been no collection problems with these clients, and almost all of our accounts receivables are within 30-60 days.

Inventory obsolescence

We only began buying inventory in the latter part of fiscal 2004. We will base inventory obsolescence on an amount that is not sold within 90 days. No allowance has been required in the consolidated financial statements presented herein.

Amortization

Amortization is based on the useful life of the asset. We have found that the life of our equipment has been consistent and no change in estimates has been required.

LIQUIDITY AND CAPITAL RESOURCES

As of April 30, 2004, we had working capital of $273,711, which represented an increase of $155,100 as compared to the working capital position of $118,611 as of April 30, 2003. The primary reason for the increase in working capital was due to the shares issued for cash which raised $536,000 as well as loans received totaling $377,168. Shares issued for cash included 120,000 stock options exercised for proceeds of $36,000 and 3,704,000 common shares issued pursuant to a private placement for proceeds of $500,000. The loans received during the year were also repaid through the issuance of common stock. We have a line of credit with Bank of Montreal that allows us to withdraw up to $CDN 100,000 (approximately $73,000). As of April 30, 2004, we have not used up any of the line of credit. Accounts Receivable represents 69% of current assets. Many of those receivables have terms that exceed 60 days as they are from large corporations who require longer terms. Given out history with these clients, we believe that our receivables continue to be collectible. 97% of Edgetech’s assets are current and predominantly made up of receivables from AAA credit rated companies like IBM and BMO. We are currently examining several financing options and negotiating our line of credit with our banker to fund our receivables. Cash flows used in operating activities for fiscal 2004 totaled ($602,644), which was primarily due to the loss for the year. Cash flows used in operating activities for fiscal 2003 totaled ($268,964). The increase in cash outflows from operating activities between 2004 and 2003 is primarily due to the continue expansion of our company, which led to hiring of more personnel. Many of the consulting expenses were settled through the issuance of common stock, which is one of the reasons why the cash outflow from operations is significantly lower than our loss for the year.

As we are trying to conserve our cash as much as possible, many of our consultants have been willing to receive shares in lieu of cash payments. While the expense related to the shares issued for consultants is high and affects our losses for the year, we are able to conserve cash in this manner. We do realize, however, that issuing shares in lieu of cash does dilute the value of our stock, but until we reach profitability, we believe this is an appropriate way to conserve our cash. During the fiscal year 2004, we have issued 1,730,500 shares to consultants for the services rendered.

Share issued for services in lieu of cash payments	Issue Date	Number of Shares	Value
Legal (Warren Soloski)	23-May-03	25,000	$5,000.00
Consulting (Indrajit Kunaratnam)	23-May-03	25,000	$5,000.00
Consulting (Richard Reynolds)	23-May-03	25,000	$5,000.00
Consulting (Mark Holleran)	28-May-03	35,000	$6,300.00
Consulting (Rahul Narsimhan)	28-May-03	20,000	$3,600.00
Consulting (Barry Clark)	27-May-03	150,000	$30,000.00
Consulting (Barry Clark)	27-May-03	75,000	$15,000.00
Consulting (Adam Lukaszuk)	13-Jun-03	15,000	$2,500.00
Consulting (Indrajit Kunaratnam)	17-Jun-03	150,000	$24,000.00
Consulting (Stephen C)	23-Jun-03	20,000	$6,000.00
Consulting (Adam Lukaszuk)	24-Jun-03	15,000	$2,500.00
Consulting (Rachel Glickman)	2-Jul-03	72,000	$10,000.00
Consulting (Indrajit Kunaratnam)	7-Jul-03	25,000	$4,250.00
Consulting (David Cecil)	3-Jul-03	50,000	$6,800.00
Consulting (Adam Lukaszuk)	30-Jul-03	15,000	$2,500.00
Consulting (David Cecil)	4-Aug-03	50,000	$21,000.00
Consulting (Adriatic Blue)	6-Aug-03	50,000	$10,000.00
Consulting (Siva Pon)	6-Aug-03	15,000	$2,600.00
Consulting (Rahul Narsimhan)	11-Aug-03	12,000	$2,640.00
Consulting (David Cecil)	14-Aug-03	75,000	$58,000.00
Consulting (Steve Pain)	3-Sep-03	30,000	$7,000.00
Consulting (Christy Kim)	3-Sep-03	40,000	$10,000.00
Consulting (Khalil Javid)	3-Sep-03	50,000	$12,000.00
Consulting (Continuam partners)	18-Sep-03	27,000	$10,530.00
Consulting (Rachel Glickman)	3-Oct-03	50,000	$11,500.00
Consulting (David Cecil)	30-Jan-04	27,500	$4,700.00
Consulting (David Cecil)	25-Feb-04	250,000	$42,500.00
Consulting (Continuum Partners)	24-Mar-04	17,000	$2,635.00
Consulting (Empire Relations Group)	24-Mar-04	80,000	$12,400.00
Consulting (B Cox Consulting-Mark Holleran)	24-Mar-04	40,000	$6,200.00

Consulting (David Cecil)	8-Apr-04	200,000	$32,000.00
Balance, April 30, 2004		1,730,500	$374,155.00

Cash flows used in fiscal 2004 from investing activities totaled $(8,381), which was attributed to the purchase of equipment. Cash flows from fiscal 2003 totaled $22,733 consisting of cash acquired on the acquisition of Edgetech Services Inc. We are now more focused on leasing capital assets through way of operating leases, and our property and equipment expenditures have therefore decreased.

Cash flows from financing activities for fiscal 2004 totaled $738,147, consisting primarily from issuance of capital stock for cash of $536,000 and loans payable of $377,168 as mentioned previously. Cash flows from financing activities for fiscal 2003 totaled $244,483, consisting primarily of issuance of capital stock of $195,613, and bank indebtedness of $109,043. The increase in cash flows from financing activities between 2004 and 2003 is primarily attributed to the cash raised from the issuance of common stock, and the loans payable.

In order for us to continue to develop our business, we will need receipt of additional equity funding. We have developed internally a list of accomplishments that set out expected revenues and related costs for the coming years and we to believe that our goals of expansion will be largely influenced by the quantity of equity funding received. We believe that in order for us to meet our working capital requirements and hire additional staff so we can accomplish the level of expansion we’d like; we will need to raise approximately $1,000,000 over the next 12 months. We also believe that to fund our current operations, we will need approximately $250,000 in equity financings. If we cannot raise the necessary cash to cover these costs, then it is unlikely that we will meet our sales targets or hire additional staff. We will then have to revise our expansion plans accordingly and would expect limited if any sales growth. In order for us to meet our sales targets in the coming years, we hope to acquire smaller companies that are in the same industry as part of our expansion, increase the existing business with our existing clients, and bid for new projects with potential customers.

We have been integrating operations and administration systems as executive control of the previous Edgetech has passed to the Edgetech team headed by brothers Tae Ho Kim and Sang Ho Kim.

The completion of the Edgetech transaction has considerably reduced our requirements for capital as compared to earlier periods. However, operating and expansion capital is required on an ongoing basis. We hope to be able to procure sufficient operating funds in part due to our expanding revenue base.

On February 4, 2004, we closed a private equity placement of $US 500,040. These funds will provide a foundation for our newly expanded sales and marketing efforts. The private placement, which sold 3,704,000 shares at $0.135. These shares were issued in reliance on the exemptions from registration provided by Rule 504 506 of Regulation D Section, 4(2) of the Securities Act.

We have raised $195,613 in 2002 through a private placement of our common restricted stock, and the exercise of stock options registered through S8, which were used to offset outstanding liabilities and add to our increasing working capital requirements. Our working capital needs have risen due to increased sales during the current year. As per table, the 16,005,000 issued for the acquisition of Edgetech Services and the 850,000 shares for the finder’s fee shares were not registered. All other shares issued were registered under S-8 registration.

Operating under existing management, and with a new board of directors having been nominated, founder Chris Bunka has resigned as an officer and a director, as planned. Sang Ho Kim is the President and Chairman of the board of directors. Tae Ho Kim is the Chief Executive Officer and a director. Sudhir Khanna has resigned as Executive Vice president and a director to pursue other interests and since he was originally with the public company, we do not anticipate any negative impact to ongoing operations. Fred Fulcher and Donald R. George are directors. We expect to add an additional board member within the next coming year.

During fiscal 2003, we have added over ten additional reseller marketing alliances, with the total now exceeding more than thirty, including those with some of the leading security technology companies in the world. These alliances enable us to offer a broader suite of products and services to potential clients and thus enhance our potential for growth. Additional alliances are contemplated and additions or deletion in the list of alliances could occur at any time.

One of our key strategies is to develop strong relationships with major enterprise-class clients. Our strategy requires forming additional alliances within our industry as well as effecting acquisitions of companies which offer complementary technologies: telecom, internetworking, networking and IT Security, with suppliers  in these technical areas or suppliers with whom we currently have relationships in areas related to IT security products and services.

We have taken steps to reduce expenses. We will not incur some of the past one time costs of consulting expenses mainly for the areas of: mergers and acquisition planning and advisory; sales strategy and structuring; managerial and accounting; and technical advisory. These costs are internal costs related to the reorganization of the corporate strategy and structure. We have hired full time employees to reduce the costs of expensive consultants. We do expect to hire additional employees or contract with consultants, primarily in the fields of marketing and sales, if and as corporate financing is available. All existing and future positions are dependent to some degree upon our ability to raise expansion capital.

DISCUSSION OF STOCK PRICE

During the last 2 years, the price of our stock increased to highs of $1.12 and subsequently declined to lows of $0.07. The run up and subsequent decline can be attributed to a numbers of factors:

-

There is a risk involved in free trading shares being available into the market. There can be a downward pressure on the stock as there are more potential selling shareholders. Before the acquisition of Edgetech Services, the previous shareholders holding were available for sale. Many of the 16,005,000 shares issued for acquisition of Edgetech Services became free trading after one year. There were free trading shares through S-8 registrations in 2003 and 2004. With the registration of the shareholders from the private placement in February 2004, 3,704,000 free trading shares will be available in the market that may put downward pressure on the stock.

-

On some of the sharp decline from the period of the high of $1.12, we believe is attributed to "short sellers". “Short sellers” do not require free trading shares to sell but have the ability to sell shares into the market with an unlimited supply of free trading shares. With such high volumes of trading activity and the limited amount of free trading shares available in the market at that time, we believe it is very likely that short selling occurred which added free trading selling shares into the market to allow for high volumes and caused downward pressure on our stock price. The sharp decline in stock price also resulted from the fact that many shareholders from the original Secure Enterprise Solutions Inc. who received common stock of Edgetech and had free trading shares as of May 22, 2003, and hence they sold their stock which contributed to the decline in our stock price.

-

We have been focusing on cleaning up the debt of the former Secure Enterprise Solutions Inc. and have losses due to the added expenses for expansion and corporate infrastructure. Some of the repayment of debt and other liabilities were settled by the issuance of shares from S8 registered shares. The additional shares issued in connection with the repayment of debt and other liabilities have led a decline in value due to the dilutive effect of these issuances.

DESCRIPTION OF PROPERTY

We occupy office space in two locations. Our head office is at 18 Wynford Drive, Toronto, Ontario, M3C 3S2, which has approximately 3500 square feet of office space. We have an operating lease on the premises until December 14, 2006. The current occupancy rate is approximately $12 per square foot. Our second office is located at 175 Carlton Street, Winnipeg, Manitoba, R3C 3S9, which has approximately 600 square feet. We have an operating lease on the premises until March 31, 2005. The current occupancy rate is approximately $10 per square foot. We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed. Other than described above, neither we, nor our subsidiary presently own or lease any other property or real estate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended April 30, 2004 and 2003, Edgetech entered into the following related party transactions:

a)

Chris Bunka

Settlement of $6,600 of accounts payable

Management and consulting fees, earned by Mr. Bunka in fiscal 2003 were settled through the issuance of 30,000 common shares. The number of shares issued was based on the closing stock price of the Company as of April 3, 2003, the date the settlement was reached. The management fees and consulting fees were earned when Mr. Bunka was our President.

Settlement of $24,000 of accounts payable

Management and consulting fees, earned in fiscal 2003 were settled through the offset of a note receivable from Mr. Bunka. The note receivable originated on January 10, 2002, when our shareholders signed a resolution to sell all of the media assets of the former “Newsgurus” (now, Edgetech) to Mr. Bunka and Sudhir Khanna for $24,000 each. The terms of the transaction were for payment of $3,000 per quarter beginning on March 31, 2002. The note bore no interest. The value of the transaction was determined by the shareholders~~’~~ of Edgetech, who signed the resolution. Because there were no capitalized amounts on the books for these media assets, so Edgetech recognized a gain for the full $48,000 in the quarter ended March 31, 2002. When we changed the focus of the business during that period, Messrs. Bunka and Khanna wanted to pursue “Newsgurus” privately, which is the reason that the transaction occurred. During the fourth quarter of fiscal 2003, we were also indebted to Chris Bunka for his past consulting and management services. Edgetech and Mr. Bunka signed an agreement to offset the $24,000 note receivable from the amount owed to him.

Sudhir Khanna

Settlement of $12,250 of accounts payable

Management and consulting fees, earned in fiscal 2003 were settled through an offset of a note receivable from Mr. Khanna. The management and consulting fees were earned while Mr. Khanna was a director of Edgetech. The note receivable from Mr. Khanna originated out of the same transactions as the one described above for Mr. Bunka. During the fourth quarter of fiscal 2003, the balance from Sudhir for the note receivable remained at $24,000. Edgetech was also indebted to Sudhir for his past consulting and management services in the amount of $12,250. Edgetech and Mr. Khanna agreed to offset the balance of the note receivable from the amount owed to him. The remaining $11,750 remained outstanding, but we decided not to pursue the amount, as the cost of collecting the balance would not be worthwhile. Accordingly, the balance was written off during the fourth quarter ended April 30, 2003.

Frederick M. Fulcher

Settlement of $13,300 of notes payable

The original note from Mr. Fulcher was to provide us with cash for working capital. As of April 7, 2003, the balance of that note was $13,300 ($CDN 20,000). Edgetech and Mr. Fulcher signed an agreement to settle the balance through issuance of capital stock. On April 7, 2003, 70,000 common shares were issued to settle the amount. The number of shares issued was based on our closing stock price as of April 7, 2003, the date the settlement was reached. There was no security of the note. The terms of the note are outlined below.

b)

We paid or accrued consulting fees in the amount of $46,339 to former directors of Edgetech Services in fiscal 2003 (2002 - $Nil). These amounts included $33,839 to Mr. Bunka, and $12,500 to Mr. Khanna.

c)

We paid $4,544 in fiscal 2003 and $3,721 in fiscal 2002 in interest on loans to Frederick Fulcher, one of our directors and to a company owned by a relative of Mr. Fulcher Edgetech. These amounts included $3,246 to Mr. Fulcher, and $1,298 to Wesferd Management in fiscal 2003.

During the six month period ended October 31, 2004, Edgetech entered into the following related party transactions:

d)

We paid $4,673 (2003 - $7,067) in interest on loans to Mr. Fulcher and to a Company controlled by a relative of Mr. Fulcher.

e)

We received a loan of $67,695 ($CDN90,000) from a relative of a director of Edgetech.

f)

We received a loan of $19,704 ($CDN24,000) from Tae Ho Kim, a director of Edgetech.

We have also included in accounts payable is $21,900 (2002 - $Nil) which is owed to a company owned by Chris Bunka.

The amounts charged to Edgetech for the services provided have been determined by negotiations among~~st~~ the parties and, in certain cases, are covered by signed agreements. These transactions were in the normal course of operations and management believes that the measurement would have been the same had the parties not been related.

Due to related parties include the following:

	October 31, 2004	2004	2003	2002

Current portion
Due to a director of Edgetech, Fred Fulcher CDN$50,000 (), bears interest at 20%, unsecured, due on November 15, 2004.	$41,051	$36,470	$34,665	$44,685
Due to Wesferd Management, a company controlled by a relative of Fred Fulcher ((CDN$50,000) (2003 -$50,000), bears interest at 20%, unsecured, due on November 15, 2003 and repaid through issuance of shares.	-	-	34,665	-
	$41,051	$36,470	$69,330	$44,685
Long-term portion
Due to directors and former directors of Edgetech (CDN$49,945 (2003 – CDN$67,276)), non-interest bearing, unsecured, with no specific terms of repayment and repaid through cash payments.	-	$36,266	$46,462	$152,535
Due to director of Edgetech (CDN$24,000), non-interest bearing, unsecured, with no specific terms of repayment, but not to be repaid within the next year	$19,704

We had a Note receivable related to the sale of media assets to Chris Bunka and Sudhir Khanna, former directors of Edgetech. The note was non-interest bearing and unsecured. The note holders had the legal option to offset any amounts owed to them by the note. During the current year, $36,250 was offset against liabilities owed to these former shareholders. Management has determined that the remaining $11,750 would unlikely be collectible and accordingly has written-off the balance to the consolidated statements of operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted for trading on the OTCBB under the symbol EDGH. Our trading symbol changed to EDGH effective Monday, December 2, 2002, from SETP, and our name was changed from Secure Enterprise Solutions Inc. to Edgetech Services Inc. effectively on the same day. Our new CUSIP No. 28027N 10 9.

We file our quarterly Form 10-QSB and our annual Form 10-KSB along with any material events through Form 8-K with the Securities and Exchange Commissions.

As of February 10, 2005, we had approximately 1,800 holders of our common stock. There are 3,173,500 options and warrants to purchase additional common shares of Edgetech.

The following table sets forth the high and low closing sales prices on the OTCBB for our common shares for the periods indicated. The price was $0.16 on April 30, 2004 at our year end.

Date	High	Low
January 31, 2005	0.08	0.04
October 31,2004	0.14	0.05
July 31, 2004	0.16	0.10
April 30, 2004	0.18	0.14
January 30, 2004	0.19	0.15
October 31, 2003	0.44	0.20
July 31, 2003	0.39	0.14
April 30, 2003	0.81	0.34
January 31, 2003	0.43	0.18
October 31, 2002	0.21	0.12
July 31, 2002	0.23	0.10

Other than described above, our shares of common stock are not and have not been listed or quoted on any other exchange or quotation system. The prices presented are bid prices, which represent prices between broker-dealers and don’t include retail mark-ups and mark-downs or any commissions to broker-dealers. The prices may not reflect actual transactions.

DIVIDENDS

There are no restrictions that limit our ability to pay dividends on our common stock. We have not declared any dividends since incorporation and we do not anticipate do so in the foreseeable future. Our present policy is to retain future earnings for use in our operations and expansion of its business.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-term
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation $	Restricted Stock Awards $	Securities Underlying Options / SARs (#)	All Other Compensation $
Tae Ho Kim - CEO	2004	56,675	-	-	38,750	450,000 (1)	-
	2003	24,723	-	-	-	-	-
Sang Ho Kim – President	2004	57,430	-	-	38,750	450,000 (2)	-
	2003	27,945	-	-	-	-	-

(1) During fiscal 2003, 600,000 stock options were granted to Tae Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500 during 2003. The granting of the 600,000 stock options represented 43% of the total options granted to employees during fiscal 2003. There were no stock options granted during fiscal 2004. As of April 30, 2004, 450,000 options remain outstanding for Tae Ho Kim as follows: 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. None of the options are in-the-money as of April 30, 2004 or September 7, 2004.

(2) During fiscal 2003, 600,000 stock options were granted to Sang Ho Kim, of which 150,000 were exercised at $0.25 per common share for a dollar value of $37,500 during 2003. The granting of the 600,000 stock options represents 43% of the total options granted to employees during fiscal 2003,. As of April 30, 2004, 450,000 options remain outstanding for Sang Ho Kim as follows: 150,000 stock options at $0.30 per common share that vested on November 1, 2003; 150,000 stock options at $0.35 per common share that vest on November 1, 2004; and 150,000 stock options at $0.40 per common share that vest on November 1, 2005. All of the stock options expire on November 7, 2007. None of the options are in-the-money as of April 30, 2004 or September 7, 2004.

Option/SAR Grants in Last Fiscal Year Ended April 30, 2004
Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

Tae Ho Kim - CEO	-	-	-	-

Sang Ho Kim – President	-	-	-	-

Aggregate Option/SAR Exercises in Last Fiscal Year Ended April 30, 2004 and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/ SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In - the Money Options/ SARs at FY-End ($) Exercisable/ Unexercisable
Tae Ho Kim - CEO	-	-	450,000 (150 are currently exercisable)	-

Sang Ho Kim – President	-	-	450,000 (150 are currently exercisable)	-

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

As previously filed on Form 8-K, in March 2003, we decided to engage new auditors as our independent accountants to audit our financial statements. Our Board of Directors approved the change of accountants to Dohan and Company, P.A., CPA’s effective on March 10, 2003.

During our recent fiscal years ended June 30, 2001 and June 30, 2000, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Davidson & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The report on the financial statements prepared by Davidson & Company for either of the fiscal years ended June 30, 2001 and June 30, 2000, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to audit scope or accounting principles. The report on the financial statements prepared by Davidson & Company for the years ended June 30, 2001 and June 30, 2000 was, however, modified as to uncertainty as the report contained a modifying paragraph with respect to our ability to continue as a going concern.

We engaged the firm of Dohan and Company, P.A., CPA’s as of March 10, 2003. In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s was not consulted on any matter relating to accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements. In connection with the fiscal years ended June 30, 2001 and June 30, 2000 and any subsequent interim periods preceding the change in accountants, Dohan and Company, P.A., CPA’s did not provide any written or oral advice that was an important factor considered by it in reaching any decision as to the accounting, auditing or financial reporting issues.

FINANCIAL STATEMENTS

EDGETECH SERVICES INC.

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2004 AND 2003

Board of Directors and Stockholders
Edgetech Services Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Edgetech Services Inc. and Subsidiary (the Company) as of April 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has used, rather than provided, cash from operations and has an accumulated deficit of $1,865,341 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, CPA's

Miami, Florida
June 11, 2004

EDGETECH SERVICES INC.
CONSOLIDATED BALANCE SHEETS
	Q2 October 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
ASSETS
Current
Cash	$-	$143,967	$17,841
Accounts receivable net of allowance of $Nil (2003 - $10,985)	413,126	494,444	401,941
Inventory	75,086	43,099	-
Prepaid expenses (Note 4)	27,791	32,364	190,152
Deferred tax asset less valuation allowance of $410,585 (2003 - $198,377)	-	-	-
Total current assets	516,003	713,874	609,934
Property and equipment (Note 5)	18,524	18,998	15,302
Other assets	534	474	451
Total assets	$535,061	$733,346	$625,687

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
CONSOLIDATED BALANCE SHEETS
	Q2 October 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
Continued…
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Bank indebtedness (Note 7)	$178,971	$-	$116,389
Accounts payable and accrued liabilities	343,157	381,793	283,704
Accounts payable and accrued liabilities – related parties (Note 11)	-	21,900	21,900
Current portion of due to related parties	-	36,470	69,330
Loan Payable	73,892	-	-
Total current liabilities	596,020	440,163	491,323
Due to related parties (Note 8)	60,755	36,266	46,642
Total liabilities	656,775	476,429	537,965
Commitments (Note 10)
Stockholders’ equity
Capital stock (Note 9)
Authorized
50,000,000
common shares with a par value of $0.001
25,000,000
preferred shares with a par value of $0.001
Issued and outstanding
41,293,400	41,294	39,218	31,335
common shares (2004 – 39,217,950; 2003 – 31,334,950)
Additional paid-in capital	2,309,459	2,116,980	764,443
Accumulated other comprehensive loss	(10,323)	(33,940)	(30,659)
Accumulated deficit	(2,462,144)	(1,865,341)	(677,397)
Total stockholders’ equity	(121,714)	256,917	87,722
Total liabilities and stockholders’ equity	$535,061	$733,346	$625,687

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Six Months Period Ended October 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
REVENUES
Information Technology (“IT”) Consulting	$697,059	$1,545,641	$1,420,006
Hardware sales	147,396	625,656	-
	844,455	2,171,297	1,420,006
COST OF HARDWARE SALES	107,204	496,589	-
GROSS PROFIT	737,251	1,674,708	1,420,006
EXPENSES
Depreciation and amortization	2,669	5,421	4,957
Consulting and subcontractors	606,116	1,772,865	1,351,905
Consulting and subcontractors – related party (Note 13)	-	-	46,339
Salaries and management fees	466,670	519,072	243,256
Selling, general and administration	252,354	551,798	298,352
TOTAL EXPENSES	1,327,809	~~(~~2,849,156~~)~~	~~(~~1,944,809~~)~~
Loss before other expenses	(590,558)	(1,174,448)	(524,803)
OTHER EXPENSES
Write-off of note receivable (Note 6)	-	-	11,750
Write-off of capital assets	-	-	5,285
Interest expense	6,245	13,496	14,256
Total other expenses	(6,245)	(13,496)	(31,291)
Loss before income taxes	(596,803)	(1,187,944)	(556,094)
Provision for income taxes	-	-	-
Net loss for the year	(596,803)	(1,187,944)	(556,094)
Cumulative translation adjustment	23,617	-
Comprehensive Loss	$(573,186)	$(1,187,944)	$(556,094)
Basic and diluted loss per common share	$(0.01)	$(0.03)	$(0.02)
Weighted average number of common shares outstanding	40,195,558	35,737,994	28,308,792

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
	Capital Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Number of Shares	Amount
Balance at April 30, 2002	16,005,000	$16,005	$-	$596	$(121,303)	$(104,702)
Acquisition of assets of Edgetech Services Inc.	11,659,000	11,659	84,989	-	-	96,648
Shares issued for finders' fee on the acquisition of Edgetech Services Inc.	825,000	825	(825)	-	-	-
Shares issued for cash	1,039,950	1,040	194,573	-	-	195,613
Shares issued for services	236,000	236	116,876	-	-	117,112
Shares issued for prepaid consulting	1,000,000	1,000	249,000	-	-	250,000
Shares issued for settlement of debt	570,000	570	119,830	-	-	120,400
Cumulative translation adjustment	-	-	-	(31,255)	-	(31,255)
Net loss for the year	-	-	-	-	(556,094)	(556,094)
Balance at April 30, 2003	31,334,950	31,335	764,443	(30,659)	(677,397)	87,722
Shares issued for cash	3,824,000	3,824	532,176	-	-	536,000
Shares issued for services	2,296,000	2,296	468,309	-	-	470,605
Shares issued for settlement of debt	1,763,000	1,763	352,052	-	-	353,815
Cumulative translation adjustment	-	-	-	(3,281)	-	(3,281)
Net loss for the year	-	-	-	-	(1,187,944)	(1,187,944)
Balance at April 30, 2004	39,217,950	$39,218	$2,116,980	$(33,940)	$(1,865,341)	$256,917
Shares issued for services	2,045,950	2,045.50	190,149.00			192,195
Shares issued for settlements of debt	29,500	29.5	2,331			2,360
Cumulative translation adjustment	-	-	-	23,617		23,617
Net loss for the year	-	-	-	-	(596,803)	(596,803)

Balance at October 31, 2004 (Unaudited)	41,293,400	41,294	2,309,460	(10,323)	(2,462,144)	(121,713)

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED APRIL 30,
	Six Months Period Ended October 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(596,803)	$(1,187,944)	$(556,094)
Items not affecting cash:
Depreciation and amortization	2,669	5,421	4,957
Bad debt expense	-	-	10,985
Stock issued for services and prepaid expenses	194,555	637,322	200,445
Write-off of note receivable	-	-	11,750
Write-off of capital assets	-	-	5,285
Changes in assets and liabilities:
(Increase) in accounts receivable	81,318	(73,309)	(168,041)
(Increase) decrease in prepaid expenses	4,573	(7,856)	25,066
Increase in inventory	(31,987)	(43,810)	-
Increase in accounts payable and accrued liabilities	(60,534)	67,532	196,683
Net cash used in operating activities	(406,209)	(602,644)	(268,964)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	(8,381)	(212)
Cash acquired on recapitalization	-	-	22,945
Net cash provided by (used in) investing activities	-	(8,381)	22,733
CASH FLOWS FROM FINANCING ACTIVITIES
Bank indebtedness	178,971	(124,370)	109,043
Loan payable	73,892	377,168	(3,167)
Due to related parties	(11,981)	(49,989)	(48,279)
Capital lease obligations	-	(662)	(8,727)
Issuance of capital stock	-	536,000	195,613
Net cash provided by financing activities	240,882	738,147	244,483

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR ENDED APRIL 30,
	Six Months Period Ended October 31, 2004 (Unaudited)	April 30, 2004	April 30, 2003
Continued…
Effect of exchange rate changes on cash	21,360	(996)	1,235
Change in cash during the year	(143,967)	126,126	(513)
Cash, beginning of year	143,967	17,841	18,354
Cash, end of year	$-	$143,967	$17,841
Supplemental disclosure with respect to cash flows:
Common shares issued for services	$194,555	$470,605	$117,112
Common shares issued for recapitalization	-	-	96,648
Common shares issued for settlement of debt	-	353,815	120,400
Common shares issued for prepaid expenses	-	-	250,000
Interest paid	6,245	13,496	14,256
Income taxes paid		-	-

The accompanying notes are an integral part of these consolidated financial statements.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

1.

HISTORY AND ORGANIZATION OF THE COMPANY

Edgetech Services Inc. ( “Edgetech”) was incorporated under the laws of Nevada on May 16, 1997 as Newsgurus.com, Inc. and changed its name to Secure Enterprise Solutions Inc. on January 10, 2002, and then to Edgetech Services Inc. following the acquisition described below. Edgetech is in the business of providing information technology (IT) security consulting services, and during the current year, began to sell security hardware. Edgetech operates from facilities in Toronto, Canada.

On May 22, 2002, Secure Enterprise Solutions Inc. (SES) acquired all of the issued and outstanding capital stock of Edgetech Services Inc. ("Edgetech") consisting of 100 common shares. Edgetech specializes in IT placement outsourcing training and software development projects. As consideration, the CompanySES issued 16,005,000 shares of common stock and made payments of $66,000 to the former stockholders of Edgetech. Control of the combined companies passed to the former shareholders of Edgetech. This type of share exchange has been accounted for as a recapitalization of the CompanyEdgetech. In accounting for this transaction:

i)

Secure Enterprise Solutions Inc. (SES)  is considered to be the legal acquirer and Edgetech is considered to be the accounting acquirer.

ii)

The consolidated statement of operations and cash flows for the year ended April 30, 2004, includes both Edgetech and SES’s. The consolidated statements of operations and cash flows for the year ended April 30, 2003, include the results of operations and cash flows of Edgetech and SES’s from May 22, 2002 (date of acquisition).

iii)

The issued number of shares of common stock is that of SES.

iv)

At the date of acquisition, the fair market value of Edgetech's net assets was $96,648 as follows:

Cash	$22,945
Receivable	1,800
Prepaid expenses	20,000
Notes receivable	48,000
Capital assets	5,285
Other assets	2,036
100,066
Accounts payable and accrued liabilities	(3,418)
Net assets	$96,648

2.

GOING CONCERN

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that Edgetech will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about Edgetech's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should Edgetech be unable to continue as a going concern.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

2.

GOING CONCERN (cont’d…)

The operations of Edgetech have primarily been funded by the issuance of capital stock and revenue from operations. Continued operations of Edgetech are dependent on Edgetech's ability to complete public or private equity financing or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through operations through equity financing and through loans made by financial institutions and stockholders of Edgetech.

	2004	2003
Accumulated deficit	$(1,865,341)	$(677,397)
Working capital	273,711	118,611

3.

SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by Edgetech are as follows:

Principles of consolidation

These consolidated financial statements include the accounts of Edgetech and its wholly-owned subsidiary. All significant inter-company transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the year. Actual results could differ from these estimates. Estimates are used when accounting for items and matters such as allowance for uncollectible accounts receivable, inventory obsolescence, and amortization.

Foreign currency translation

Edgetech's operations are substantially through a Canadian subsidiary whose functional currency is the Canadian dollar. These consolidated financial statements are stated in United States dollars. Assets and liabilities denominated in Canadian dollars are translated to United States dollars using the exchange rate in effect at the year end date. Revenue and expenses are translated to United States dollars using the average rate of exchange for the respective period.

Exchange gains and losses arising on this translation are excluded from the determination of income and are reported as a foreign currency translation adjustment in stockholders' equity.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Accounts receivable

Trade and other accounts receivable are carried at face value less any provisions considered necessary. Accounts receivable primarily includes trade receivables from customers and Goods and Services Tax receivable in Canada. Edgetech estimates doubtful accounts on an item-to-item basis and includes over aged accounts as part of allowance for doubtful accounts, which are generally accounts that are ninety-days overdue. Bad debt expense for the year ended April 30, 2004, was $Nil (2003 – $10,985).

Inventory

Inventory is valued at the lower of weighted average cost and net realizable value. Inventory consists of computer hardware.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is recorded annually on a declining balance basis at the following annual rates:

Office equipment and furniture	20%
Computer equipment	30%
Impairment of long-lived assets

Long-lived assets and certain identifiable recorded intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell. At April 30, 2004 and 2003, Edgetech does not have any long-lived assets reported on its consolidated balance sheets.

Revenue recognition

Edgetech has two sources of revenues: IT Consulting services and sales of hardware. Edgetech recognizes revenue when it is realized or realizable and earned. Edgetech considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the client, the sales price is fixed or determinable, and the ability to collect is reasonably assured. Revenues from IT consulting services only fluctuate from the original arrangements when the customer requires additional services. Revenues from hardware sales is recognized when the product is shipped to the client and when there are no unfulfilled company obligations that affect the client’s final acceptance of the arrangement. Edgetech does not have any multiple-element arrangements.

Edgetech treats the revenue on a gross basis for the consulting services and hardware sales, as based on the consideration of EITF 99-19: 1. Edgetech is responsible for the fulfillment of the services that the customer requires, meaning that we have full risk and rewards for every order that is given to us (paragraph 7 of EITF 99-19). 2. It is Edgetech that establishes that price for the services with the customer, and not the consultant (paragraph 9 of EITF 99-19). 3. Edgetech has the ability to change a product or perform part of the service ordered by the customer if it feels it would assist its client in fulfilling its requirements (paragraph 10 of EITF 99-19).

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Stock-based compensation

Edgetech accounts for its stock-based compensation arrangements with employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" (“APB 25”) and related interpretations. This practice is allowed under the provisions of Statements of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (“SFAS 123”). As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price. Edgetech recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined, in accordance with Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

The following table illustrates the effect on net loss for the year and net loss per share if Edgetech had applied the fair value recognition provisions of SFAS 123 to stock-based compensation:

		2004	2003
Net loss for the year, as reported		$(1,187,944)	$(556,094)
Add:	Total stock-based employee compensation expense included in loss as reported, determined under APB 25, net of related tax effects	-	-
Deduct:	Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(36,032)	(36,032)
Pro-forma net loss		$(1,223,976)	$(592,126)
Basic and diluted net loss per share, as reported		$(0.03)	$(0.02)
Basic and diluted net loss per share, pro-forma		$(0.03)	$(0.02)

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003
Expected dividend yield	-	-
Expected stock price volatility	-	187%
Risk-free interest rate	-	2.92%
Expected life of options	-	5 years

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Income taxes

Edgetech follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such deferred tax assets will be realized.

Net loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the periods. Diluted loss per share is computed using the weighted average number of common shares and potentially dilutive common stock equivalents, including stock options and warrants outstanding during the period. As Edgetech has a net loss in each of the periods presented, basic and diluted net loss per share is the same, as any exercise of the share purchase options or warrants outstanding would be anti-dilutive.

Recent accounting pronouncements

In December 2003, FASB issued Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” ("FIN 46") (revised in December 17, 2003). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after December 15, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after March 15, 2004.

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

3.

SIGNIFICANT ACCOUNTING POLICIES (cont'd…)

Recent accounting pronouncements (cont’d…)

The adoption of these new pronouncements is not expected to have a material effect on Edgetech's consolidated financial position or results of operations.

Comparative figure

Certain comparative figures have been reclassified to conform with the presentation adopted in the current year.

4.

PREPAID EXPENSES

Prepaid expenses consisted of consulting fees paid in advance of services rendered and now primarily consist of prepaid insurance. Edgetech has fully amortized $250,000 related to the issuance of 1,000,000 common shares of Edgetech valued at $250,000. The amount was being amortized on a straight-line basis over twelve months as the services were rendered. The price used to value the shares was the closing market value on the date of the commitment to issue the shares.

5.

PROPERTY AND EQUIPMENT

	2004			2003
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
Office equipment and furniture	$14,558	$8,722	$5,836	$13,848	$6,909	$6,939
Computer equipment	43,078	29,916	13,162	33,135	24,772	8,363
	$57,636	$38,638	$18,998	$46,983	$31,681	$15,302

During the current year, Edgetech wrote-off fully depreciated equipment with an original cost of $14,082.

6.

NOTE RECEIVABLE

During fiscal 2003, Edgetech received a note receivable related to the sale of media assets to former shareholders of Edgetech. The note was non-interest bearing and unsecured. The note holders had the legal option to offset any amounts owed to them by the note. During fiscal 2003, $36,250 was offset against liabilities owed to these former shareholders. Management then determined that the remaining $11,750 would unlikely be collectible and accordingly charged the balance to the consolidated statement of operations.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

7.

BANK INDEBTEDNESS

	April 30, 2004	April 30, 2003
Bank overdraft	$-	$46,543
Demand loan	-	69,846
	$-	$116,389

Interest on the demand loan was calculated at prime plus 2.5%. At April 30, 2004 and 2003, Edgetech had an unutilized line-of credit of approximately $73,000 and $Nil, respectively. The bank indebtedness was secured by an assignment of accounts receivable.

8. DUE TO RELATED PARTIES

	October 31, 2004	April 30, 2004	April 30, 2003

Current portion
Due to a director of Edgetech (CDN$50,000), bears interest at 20%, unsecured, due on November 15, 2004.	$41,051	$36,470	$34,665
Due to a company controlled by a relative of a director (2003 - CDN$50,000), bears interest at 20% per annum, unsecured, due on November 15, 2003 and repaid through issuance of shares.	-	-	34,665
	$41,051	$36,470	$69,330
Long-term portion
Due to directors and former directors of Edgetech (CDN$49,945 (2003 – CDN$67,276)), non-interest bearing, unsecured, with no specific terms of repayment and repaid through cash payments.	-	$36,266	$46,462
Due to director of Edgetech (CDN$24,000), non-interest bearing, unsecured, with no specific terms of repayment, but not to be repaid within the next year	$19,704

9.

CAPITAL STOCK

Common stock

Holders of common stock are entitled to one vote for each share held. There are no restrictions that limit Edgetech’ ability to pay dividends on its common stock. Edgetech has not declared any dividends since incorporation. Edgetech’s common stock has no par value. However, for reporting purposes, Edgetech has assigned a per share amount of $0.001 to common stock.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

9.

CAPITAL STOCK (cont’d…)

Stock options

Edgetech has a stock option plan enabling it to grant options for up to 2,800,000 shares of common stock to directors and employees of Edgetech. The exercise price of all stock options, granted under the stock option program must be at least equal to the fair market value (subject to regulated discounts) of such shares of common stock on the date of grant. Stock options granted to directors and employees of Edgetech generally have a life of five years and frequently vest equally over the first three years.

Following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price
Outstanding at April 30, 2002 and 2001	1,060,000	$0.26
Granted	1,380,000	0.33
Forfeited	-	-
Exercised	(865,000)	0.24
Outstanding at April 30, 2003	1,575,000	$0.33
Granted	-	-
Expired	(420,000)	0.30
Exercised	(120,000)	0.30
Outstanding at April 30, 2004	1,035,000	$0.35

Following is a summary of the status of stock options outstanding at April 30, 2004:

	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
$0.30	345,000	3.60	0.30	345,000	$0.30
0.35	345,000	3.60	0.35	-	-
0.40	345,000	3.60	0.40	-	-

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

9.

CAPITAL STOCK (cont’d…)

Warrants

As at April 30, 2004, warrants were outstanding enabling the holders to acquire shares of common stock as follows:

Number of Shares	Exercise Price	Expiry Date
225,000	$1.00	November 29, 2004
100,000	1.00	November 30, 2004
148,500	1.00	December 13, 2004
118,000	1.00	January 3, 2005
147,000	1.00	February 15, 2005
860,000	1.00	February 25, 2005

10.

COMMITMENTS

Edgetech entered into operating lease agreements for its current premises and for computer equipment. The annual lease commitments under these leases are as follows:

2005	$78,585
2006	74,477
2007	49,263
2008	28,462
2009	17,735
$248,522

Rent expense for the year ended April 30, 2004, was $37,704 (2003 - $28,994).

11.

RELATED PARTY TRANSACTIONS

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

11.

RELATED PARTY TRANSACTIONS (cont’d…)

During the year ended April 30, 2004 and 2003, Edgetech entered into the following related party transactions:

a)

During fiscal 2004, Edgetech settled $37,250 of amounts owing to a company controlled by a director of Edgetech through the issuance of 250,000_______shares of common stock.

During fiscal 2003, Edgetech settled $56,150 of amounts owing to directors and former directors of Edgetech. These amounts included a $6,600 payable to one of our former directors which was settled through the issuance of 30,000 shares of common stock; a $24,000 settlement of a payable to the same former director by way of an offset of a note receivable from that director of the same amount, a settlement of $13,300 with a current director of Edgetech for 70,000 shares of common stock; and a $12,250 settlement of a payable to another former director of Edgetech through an offset of a note receivable of the same amount.

b)

Paid or accrued consulting fees of in 2004 of $0 and 2003 of $46,339 to former directors of Edgetech.

c)

Paid $9,301 in 2004 and $4,54 in 2003 in interest on loans to a director and to a company owned by a relative of a director of Edgetech.

During the six month period ended October 31, 2004, Edgetech entered into the following related party transactions:

d)

We paid $4,673 (2003 - $7,067) in interest on loans a director and to a Company controlled by a relative of a director of Edgetech.

e)

We received a loan of $67,695 ($CDN90,000) from a relative of a director of Edgetech.

f)

We received a loan of $19,704 ($CDN24,000) from a director of Edgetech .

Included in accounts payable is $21,900 in 2004 and $0 in 2003 owed to a company owned by a former director.

The amounts charged to us for the services provided have been determined by negotiations amongst the parties and, in certain cases, are covered by signed agreements. These transactions were in the normal course of operations and management believes that the measurement would have been the same had the parties not been related.

12.

INCOME TAXES

Income tax benefits attributable to losses from United States of America and Canadian operations was $Nil for the years ended April 30, 2004 and 2003, and differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent to pretax losses from operations as a result of the following:

	2004	2003
Computed "expected" tax benefit	$403,901	$189,072
Increase in income taxes resulting from income taxes in a higher tax jurisdiction	6,684	9,305
Change in valuation allowance	(410,585)	(198,377)
	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at April 30, 2004 and 2003, are presented below:

	2004	2003
Deferred tax assets:
Net operating loss carry forwards	$803,045	$399,422
Change in valuation allowance	(803,045)	(399,422)
Total deferred tax assets	$-	$-

The valuation allowance for deferred tax assets as of April 30, 2004 and 2003 was $803,045 and $399,422, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

EDGETECH SERVICES INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 2004 AND 2003

12.

INCOME TAXES (cont’d…)

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets. In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, Edgetech will need to generate future taxable income of approximately $2,400,000 prior to the expiration of the net operating loss carryforwards. Of the $803,045 operating loss carryforwards, $272,660 is attributable to Canada, and expires between 2005 to 2011. The remaining $530,385 is attributable to the United States and begins to expire in 2017.

13.

SEGMENT INFORMATION

Edgetech has one reportable segment, that being providing security services and IT solutions and services. This reportable segment was determined based on the nature of the products offered. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance. Edgetech evaluates performance based on several factors, of which the primary financial measure is business segment income before taxes. Edgetech operates principally in Canada.

14.

CONCENTRATIONS

Major Customers

Edgetech has concentrations with respect to the volume of business conducted with several major customers in Canada. For the year ended April 30, 2004, Edgetech made sales of $580,341 and $610,274 to two customers which were in excess of 10% of total sales for 2004. For the year ended April 30, 2003, Edgetech made sales of $697,084 and $319,329 to two customers which were in excess of 10% of total sales for 2003.

Credit risk

Financial instruments that potentially subject Edgetech to concentrations of credit risk consist primarily of cash and accounts receivable. Edgetech places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution. Edgetech has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in Canada amongst a small number of customers. At April 30, 2004, four customers totaling $126,887, $88,576, $86,739, and $70,269 accounted for total accounts receivable greater than 10%. At April 30, 2003, two customers totaling $142,015 and $241,011 accounted for total accounts receivable greater than 10%. Edgetech controls credit risk through credit approvals, credit limits, and monitoring procedures. Edgetech performs credit evaluations of its commercial customers but generally does not require collateral to support accounts receivable. Edgetech’s major receivables are with high quality, large corporations.

15.

FINANCIAL INSTRUMENTS

Edgetech's financial instruments consist of cash, accounts receivable, accounts payable and accrued liabilities, and due to related parties. Unless otherwise noted, it is management's opinion that Edgetech is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, due to their short-term maturities or ability of prompt liquidation.

The fair value of the long-term portion of due to related parties is not determinable as it has no repayment terms.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our officers and directors are immune from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

1)

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2)

a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3)

a transaction from which the director derived an improper personal profit; and

4)

willful misconduct

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1)

such indemnification is expressly required to be made by law;

2)

the proceeding was authorized by our Board of Directors;

3)

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4)

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance limited expenses associated with litigation applicable as per above incurred to its officers and directors related to their duties. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$100.00
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$5,000.00
Edgar filing fees	$1,500.00
Total	$12,600.00

All amounts are estimates other than the Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

On February 5, 2004 Edgetech completed a private placement by issuing 3,704,000 common shares at $0.135 per common shares to two accredited investors for total proceeds of $500,040. These shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D, Section 4 (2) of the Securities Act.

These are recent sales of unregistered Securities.

                               Shares of      Shares of      Shares of
                              Common Stock   Common Stock  Common Stock
                              Owned Prior       Being       Owned after
                              to Offering      Offered       Offering    Percent
 Name of Selling Shareholders                                 Number
 -------------------------------------------------------------------------------
 Sutharsan Kunaratnam........    2,593,000      2,593,000         0       70.00
 Losana Yogarajah.. .... ...      1,111,000     1,111,000         0       30.00
                                 ---------     ---------          -       ------
Total ........................  3,704,000     3,704,000            0       100.00

During the fiscal 2003 and 2004, Edgetech issued a total of 22,551,500 shares under Rule 144 that are unregistered. These shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D, Section 4 (2) of the Securities Act as limited private placements. The issuances of these unregistered stocks are as follows:

Date	Name	Shares Issued
2/9/2004	Kunaratnam, Sutharsan	2,593,000
	Yogarajah, Losana	1,111,000
4/8/2004	Kim, Sang Ho	250,000
	Kim, Tae Ho	250,000
2/26/2002	Global Publishing Corp	110,000
3/21/2002	Princeton Research of NV	300,000
5/13/2002	Kootnekoff, Jim	70,000
	Satoyoshi, Masahiro	30,000
5/17/2002	Piranha Investment Corp	525,000
5/24/2002	Kim, Sang Ho	6,648,231
	Kim, Tae Ho	6,155,769
	Fulcher, Fred	738,692
	Faiz, Peter	738,692
	Olympia Capital Corp	246,231
	Arnold, Eleanor	246,231
	Wesferd Enterprises Ltd.	246,231
	Little Laminator Inc.	246,231
	George, Donald	246,231
	Mutcher, Russ	123,115
	Gemmill, John	123,115
	Redorikiw, Aleck	82,077
	Miller, Ted	82,077
	Jenkins, Debbie	82,077
	Biscan, Richard	825,000
6/14/2002	Vanguard Shareholder	112,500
7/11/2002	Global Publishing Corp	70,000
11/27/2002	Piranha Investment Corp	100,000
12/17/2002	Piranha Investment Corp	200,000
	Total	22,551,500

On April 16, 2002, Edgetech issued 100,000 shares of its common stock to Secured Infrastructure Design Corporation (SIDC) of Tokyo, Japan, for total proceeds of $30,000 in connection with the acquisition of a 9.8% ownership interest in SIDC. These shares were issued in reliance on the exemptions from registration provided by Rule 504 506 of Regulation D, Section 4 (2) of the Securities Act.

The following table lists all the recent issuances of unregistered stocks in the last three years other than disclosing the issuances of all the stock options, warrants and capital stocks in SB-2. These shares were issued in reliance on the exemptions from registration provided by Rule 506 of Regulation D, Section 4(2) of the Securities Act as limited private placements. The details of recent issuances of options and warrants to purchase 3,173,500 shares are provided in this letter as below:

	Stock Options	Issuance Date	Expiry Date
Chris Bunka	280,000	02/01/2000	12/12/2003
Sudhir Khanna.	225000	02/01/2000	12/12/2003
Steve Enconacao.	35,000	02/01/2000	12/12/2003
Sang Ho Kim	450000	11/1/2002	11/7/2007

Tae Ho Kim	450000	11/1/2002	11/7/2007
Srikanth Sigiri	45000	11/1/2002	11/7/2007
Lorraine Hunt	30000	11/1/2002	11/7/2007
Karen Kabel	18,750	11/1/2002	11/7/2007
Nick Masniuk	18,750	11/1/2002	11/7/2007
Larry Brnjac	15,000	11/1/2002	11/7/2007
Priya	7,500	11/1/2002	11/7/2007
Total	1,575,000

Name	Number of Warrants Issued	Date of Issuance
Canstock Information Services Corp.	360,000	2/25/2000
Chris Bunka	100,000	11/30/1999
Donald Wiloox	147,000	2/15/2000
Eric Dany	148,500	12/13/1999
Jay Taylor	125,000	11/29/1999
Robert McAllister	100,000	11/29/1999
Sudhir Khanna	500,000	2/25/2000
Agorot Ltd.	118,000	1/3/2000
Total	1,598,500

The details of $195,613 issuance of capital stocks in lieu of cash payments to consultants in 2003:

Name	Issuance Date	Number of Shares	Share Value
Vanguard shareholder	14-Jun-02	112,500	$19,500.00
Pirahna investments	27-Nov-02	100,000	$10,000.00
Pirahna investments	17-Dec-02	200,000	$20,000.00
Global publishing	11-Jul-02	70,000	$19,000.00
Sudhir Khanna	12-Feb-03	165,000	$38,750.00
Stephen Encarnacao	1-Mar-03	110,000	$29,250.00
Lorraine Hunt	14-Feb-03	10,000	$2,500.00
Srikanth Srigiri	12-Feb-03	15,000	$3,750.00
Karen Kabel	14-Feb-03	6,250	$1,563.00
Chris Bunka	7-Apr-03	145,000	$39,750.00
Chris Bunka	10-Sep-02	100,000	$10,000.00
Nick Masniuk	4-Mar-03	6,200	$1,550.00
Total		1,039,950	$195,613.00

The details of $536,000 issuance of capital stocks in lieu of cash payments to consultants in 2004:

Name	Issuance Date	Number of Shares	Share Value
Sudhir Khanna (Stock Options)	31-Jul-03	100,000	$30,000.00
Consulting (Stephen Encarnacao)	23-Jun-03	20,000	$6,000.00
Private placement (Sutharsan Kunaratnam)	9-Feb-04	2,593,000	$350,000.00
Private placement (Yogarajah Losana)	9-Feb-04	1,111,000	$150,000.00

Total	3,824,000	$536,000.00

120,000 stock options were comprised of 100,000 options issued to Sudhir Khanna in July 2003 and 20,000 options issued to Stephen Encarnacao in June 2003 valued at $0.30 per share which added up to a total value of $36,000.

Item 27. EXHIBITS

Exhibit

Description

Number

3.1

Articles of Incorporation filed May 16, 1997, and amendments thereto filed August 11, 1999, as filed with the Issuer's Form 10-SB (file no. 000-27397) filed on September 21, 1999 and incorporated herein by reference.

3.3

Bylaws as filed with the Issuer's Form 10-SB (file no. 000-27397) on September 21, 1999 and incorporated herein by reference.

4.1

Form of Lock Up Agreement Executed by the Issuer's Shareholders as filed with the Issuer's Form

10-SB (file no.000-27397) filed on September 21, 1999 and incorporated herein by reference.

5.1

Consent of Sichenzia Ross Friedman Ference LLP

10.1

Acquisition Agreement between Secure Enterprise Solutions Inc and Edgetech Services Inc. as filed with the Company’s Form 10-KSB on July 28, 2004, and incorporated herein by reference

10.2

Name change from Secure Enterprise Solutions Inc. to Edgetech Services Inc. as filed with the Company’s Form 10-KSB on July 28, 2004, and incorporated herein by reference

23.1

Consent of Dohan and Company, PA, Certified Public Accountants.

Item 28. Undertakings.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, we hereby undertake to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to:

(1)

File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(a)

Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned on February 11, 2005.

Edgetech Services Inc.

By: /s/ Sang Ho Kim
President, Chief Financial Officer and Chairman

Each person whose signature appears below constitutes and appoints Sang Ho Kim his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/s/ Sang Ho Kim Sang Ho Kim	President, Chief Financial Officer and Director	February 11, 2005
/s/ Tae Ho Kim Tae Ho Kim	Chief Executive Officer and Director	February 11, 2005
/s/ Donald R. George Donald R. George	Director	February 11, 2005
/s/ Frederick M. Fulcher Frederick M. Fulcher	Director	February 11, 2005